Exhibit 99.1

Press Release

For Release, 09:10AM ET May 11, 2022

Neonode Reports Quarter Ended March 31, 2022 Financial Results

STOCKHOLM, SWEDEN, May 11, 2022 — Neonode Inc. (NASDAQ: NEON), today reported financial results for the three months ended March 31, 2022.

FINANCIAL SUMMARY FOR THE QUARTER ENDED MARCH 31, 2022:

●	Revenue of $1.3 million, a decrease of 20.8% compared to the same period in the prior year.

●	Operating expenses of $2.6 million, a decrease of 12.2% compared to the same period in the prior year.

●	Net loss of $1.4 million, or $0.10 per share, compared to $1.6 million, or $0.14 per share, for the same period in the prior year.

●	Cash used by operations of $2.3 million compared to $2.0 million for the same period in the prior year.

●	Cash and accounts receivable of $16.3 million as of March 31, 2022, compared to $18.7 million as of December 31, 2021.

THE CEO’S COMMENTS

“Despite challenging market conditions that continued to affect our overall business in the first quarter of 2022, I am pleased to see that our revised strategy, with a focus on our Touch Sensor Modules (“TSM”) business for leading elevator and interactive kiosk customers as well as new applications for automotive customers, is beginning to show results. We are encouraged by the growing interest in our contactless touch solutions and our TSMs from elevator and interactive kiosk customers in Asia, Europe and North America, which we are working to capitalize on,” said Dr. Urban Forssell, Neonode’s CEO.

“We are also continuing to see a growing interest in our solutions for object detection, gesture sensing and driver and in-cabin monitoring from automotive customers and continue to see opportunities to license our well-proven, high-performance touch technology to customers in the military and avionics, medical and industrial automation segments. We are working to win new development projects with customers in these segments that will pave the way for increased license revenues in the future when their products enter mass production. We continue to execute on our strategy and continue to see big potential to grow in the coming years,” continued Dr. Forssell.

“Despite these promising developments, our overall results for the first quarter of 2022 were impacted by the fact that customers in several of our key markets, particularly Asia, are still being affected by lock-downs associated with the COVID-19 pandemic and many of them are also experiencing supply chain constraints due to a shortage of semiconductor components, which in turn is negatively affecting their businesses and delaying their development projects and new product launches, which ultimately affects our business” concluded Dr. Urban Forssell.

FINANCIAL OVERVIEW FOR THE QUARTER ENDED MARCH 31, 2022

Net revenues for the quarter ended March 31, 2022 were $1.3 million, a 20.8% decrease compared to the same period in 2021. For the 2022 period, license revenues were $1.1 million, a decrease of 14.7% compared to the 2021 period. The decrease is primarily the result of component shortages within the printer and automotive markets related to the COVID-19 pandemic, which in turn impacted our license revenues for the first quarter of 2022.

Revenues from product sales were $0.1 million, a decrease of 58.6%. In the first half of 2021 we saw an increase in product sales. In the second half of 2021 and continuing in the first quarter of 2022, product sales were negatively impacted due to COVID-19 driven lock-downs in Asia. Our elevator and kiosks customers in Asia have been first adopters of our contactless touch technology and as expected, most of our initial TSM sales are related to retrofit solutions, and are more limited. New customer equipment launches can take 6 to 18 months, or even longer, before a customer is ready to begin mass producing.

Gross margin related to products was 65.3% for the first quarter of 2022 compared to 23.9% for the same period in 2021. Adjusting for AirBar revenues and costs, the products gross margin was 61.9% for the first quarter of 2022 compared to 25.9% for the same period in 2021. Our operating expenses decreased 12.2% for the first quarter of 2022 compared to the same period in 2021, primarily due to lower professional fees and depreciation and amortization.

Net loss attributable to Neonode for the three months ended 2022 was $1.4 million, or $0.10 per share, compared to a net loss of $1.6 million, or $0.14 per share, for the same period in 2021. Cash used by operations was $2.3 million in the first quarter of 2022 compared to $2.0 million for the same period in 2021. The increase is primarily the result of increased inventory to secure our future product deliveries.

Cash and accounts receivable totaled $16.3 million and working capital was $17.9 million as of March 31, 2022 compared to $18.7 million and $19.1 million as of December 31, 2021, respectively.

A reconciliation of adjusted gross margin products to gross margin for the three months ended March 31, 2022 and 2021, is provided in the financial schedules that are part of this press release. An explanation of this non-GAAP financial measure is also included under the heading “Non-GAAP Financial Measures.”

For more information, please contact:

Chief Financial Officer

Fredrik Nihlén

E-mail: fredrik.nihlen@neonode.com

Chief Executive Officer

Urban Forssell

E-mail: urban.forssell@neonode.com

About Neonode

Neonode Inc. (NASDAQ:NEON) is a publicly traded company, headquartered in Stockholm, Sweden and established in 2001. The company provides advanced optical sensing solutions for contactless touch, touch, gesture control, and in-cabin monitoring. Building on experience acquired during years of advanced R&D and technology licensing, Neonode’s technology is currently deployed in more than 80 million products and the company holds more than 100 patents worldwide. Neonode’s customer base includes some of the world’s best-known Fortune 500 companies in the consumer electronics, office equipment, automotive, elevator, and self-service kiosk markets.

NEONODE and the NEONODE logo are trademarks of Neonode Inc. registered in the United States and other countries.

For further information please visit www.neonode.com

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Non-GAAP Financial Measures

In addition to presenting our financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), we use adjusted gross margin to measure our financial performance. We define adjusted gross margin products as gross margin products excluding AirBar sales revenues and costs. We believe adjusted gross margin products is a meaningful measure because it reflects the performance of our TSM business, which is our current focus. Non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures. Our use of adjusted gross margin products, a non-GAAP financial measure, has important limitations as an analytical tool because it excludes some, but not all, items that affect the most directly comparable GAAP financial measure. You should not consider adjusted gross margin in isolation or as substitutes for analysis of our results as reported under GAAP. Our definition of non-GAAP adjusted gross margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The following tables presents a reconciliation of adjusted gross margin to gross margin, the most directly comparable GAAP financial measure.

	Three months ended March 31,
	2022	2021
Revenue Products	$147	$355
Cost of Sales Products	51	270
Gross Profit Products	96	85
Adjustments:
Revenue AirBar	(13)	(43)
Cost of Sales and write-down AirBar	-	39
Adjusted Gross Profit Products	$83	$81
Gross Margin Products	65.3%	23.9%
Adjusted Gross Margin Products	61.9%	25.9%

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to our expectations for growth and the growing demand for our products, future performance or future events. These statements are based on current assumptions, expectations and information available to Neonode management and involve a number of known and unknown risks, uncertainties and other factors that may cause Neonode’s actual results, levels of activity, performance or achievements to be materially different from any expressed or implied by these forward-looking statements.

These risks, uncertainties, and factors include risks related to our reliance on the ability of our customers to design, manufacture and sell their products with our touch technology, the length of a customer’s product development cycle, our dependence and our customers’ dependence on suppliers, the global economy generally and other risks discussed under “Risk Factors” and elsewhere in Neonode’s public filings with the SEC from time to time, including Neonode’s annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are advised to carefully consider these various risks, uncertainties and other factors. Although Neonode management believes that the forward-looking statements contained in this press release are reasonable, it can give no assurance that its expectations will be fulfilled. Forward-looking statements are made as of today’s date, and Neonode undertakes no duty to update or revise them.

NEONODE INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	March 31,	December 31,
	2022	2021
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash	$15,126	$17,383
Accounts receivable and unbilled revenues, net	1,142	1,293
Inventory	3,553	2,520
Prepaid expenses and other current assets	714	836
Total current assets	20,535	22,032

Property and equipment, net	322	376
Operating lease right-of-use assets, net	450	584
Total assets	$21,307	$22,992

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$804	$776
Accrued payroll and employee benefits	940	1,037
Accrued expenses	397	371
Contract liabilities	103	106
Current portion of finance lease obligations	150	258
Current portion of operating lease obligations	245	425
Total current liabilities	2,639	2,973

Finance lease obligations, net of current portion	101	65
Operating lease obligations, net of current portion	95	117
Total liabilities	2,835	3,155

Commitments and contingencies

Stockholders’ equity:
Common stock, 25,000,000 shares authorized, with par value of $0.001; 13,575,952 shares issued and outstanding at March 31, 2022 and December 31, 2021	14	14
Additional paid-in capital	226,919	226,880
Accumulated other comprehensive loss	(375)	(408)
Accumulated deficit	(203,988)	(202,608)
Total Neonode Inc. stockholders’ equity	22,570	23,878
Noncontrolling interests	(4,098)	(4,041)
Total stockholders’ equity	18,472	19,837
Total liabilities and stockholders’ equity	$21,307	$22,992

NEONODE INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended March 31,
	2022	2021
Revenues:
License fees	$1,104	$1,295
Products	147	355
Non-recurring engineering	67	15
Total revenues	1,318	1,665

Cost of revenues:
Products	51	270
Non-recurring engineering	9	7
Total cost of revenues	60	277

Total gross margin	1,258	1,388

Operating expenses:
Research and development	1,023	1,142
Sales and marketing	616	788
General and administrative	1,010	1,087

Total operating expenses	2,649	3,017
Operating loss	(1,391)	(1,629)

Other expense:
Interest expense	2	5
Total other expense	2	5

Loss before provision for income taxes	(1,393)	(1,634)

Provision for income taxes	44	36
Net loss including noncontrolling interests	(1,437)	(1,670)
Less: Net loss attributable to noncontrolling interests	57	102
Net loss attributable to Neonode Inc.	$(1,380)	$(1,568)

Loss per common share:
Basic and diluted loss per share	$(0.10)	$(0.14)
Basic and diluted – weighted average number of common shares outstanding	13,576	11,504

NEONODE INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

(Unaudited)

	Three months ended March 31,
	2022	2021
Net loss	$(1,437)	$(1,670)

Other comprehensive income (loss):
Foreign currency translation adjustments	33	(166)
Comprehensive loss	(1,404)	(1,836)
Less: Comprehensive loss attributable to noncontrolling interests	57	102
Comprehensive loss attributable to Neonode Inc.	$(1,347)	$(1,734)

NEONODE INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands)

(Unaudited)

For the Quarter to Date periods ended March 31, 2021 through March 31, 2022

	Common Stock Shares Issued	Common Stock Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Neonode Inc. Stockholders’ Equity	Noncontrolling Interests	Total Stockholders’ Equity
Balances, December 31, 2020	11,504	$12	$211,663	$(404)	$(196,158)	$15,113	$(3,223)	$11,890

Stock-based compensation	-	-	23	-	-	23	-	23

Foreign currency translation adjustment	-	-	-	(166)	-	(166)	-	(166)

Net loss	-	-	-	-	(1,568)	(1,568)	(102)	(1,670)

Balances, March 31, 2021	11,504	$12	$211,686	$(570)	$(197,726)	$13,402	$(3,325)	$10,077

Stock-based compensation	-	-	22	-	-	22	-	22

Foreign currency translation adjustment	-	-	-	56	-	56	-	56

Net loss	-	-	-	-	(1,657)	(1,657)	(179)	(1,836)

Balances, June 30, 2021	11,504	$12	$211,708	$(514)	$(199,383)	$11,823	$(3,504)	$8,319

Issuance of common stock under the ATM, net	94	-	593	-	-	593	-	593

Stock-based compensation	13	-	46	-	-	46	-	46

Foreign currency translation adjustment	-	-	-	(37)	-	(37)	-	(37)

Net loss	-	-	-	-	(1,721)	(1,721)	(135)	(1,856)

Balances, September 30, 2021	11,611	$12	$212,347	$(551)	$(201,104)	$10,704	$(3,639)	$7,065

Issuance of shares for cash, net of offering costs	1,950	2	14,467	-	-	14,469	-	14,469

Stock-based compensation	15	-	66	-	-	66	-	66

Foreign currency translation adjustment	-	-	-	143	-	143	-	143

Net loss	-	-	-	-	(1,504)	(1,504)	(402)	(1,906)

Balances, December 31, 2021	13,576	$14	$226,880	$(408)	$(202,608)	$23,878	$(4,041)	$19,837

Stock-based compensation	-	-	39	-	-	39	-	39

Foreign currency translation adjustment	-	-	-	33	-	33	-	33

Net loss	-	-	-	-	(1,380)	(1,380)	(57)	(1,437)

Balances, March 31, 2022	13,576	$14	$226,919	$(375)	$(203,988)	$22,570	$(4,098)	$18,472

NEONODE INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three months ended March 31,
	2022	2021
Cash flows from operating activities:
Net loss (including noncontrolling interests)	$(1,437)	$(1,670)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	39	23
Depreciation and amortization	45	199
Amortization of operating lease right-of-use assets	114	129
Changes in operating assets and liabilities:
Accounts receivable and unbilled revenue, net	146	405
Inventory	(1,121)	(493)
Prepaid expenses and other current assets	98	299
Accounts payable and accrued expenses	22	(657)
Deferred revenues	(1)	(15)
Operating lease obligations	(184)	(210)
Net cash used in operating activities	(2,279)	(1,990)

Cash flows from investing activities:
Purchase of property and equipment	(5)	(62)
Net cash used in investing activities	(5)	(62)

Cash flows from financing activities:
Principal payments on finance lease obligations	(61)	(148)
Net cash used in financing activities	(61)	(148)

Effect of exchange rate changes on cash	88	(128)

Net decrease in cash	(2,257)	(2,328)
Cash at beginning of period	17,383	10,473
Cash at end of period	$15,126	$8,145

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$44	$36
Cash paid for interest	$2	$5